Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-73376, 333-04295, 333-41768, and 333-88914 on Form S-8 and Registration Statement Nos. 333-90395, 333-62830, 333-108947 and 333-161182 on Form S-3 of our report dated February 29, 2012, relating to the financial statements and financial statement schedules of CBL & Associates Properties, Inc., and the effectiveness of CBL & Associates Properties, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of CBL & Associates Properties, Inc., for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
February 29, 2012